Exhibit 99.1

Hercules Technology Growth Capital Announces Fiscal Year 2011 Financial Results and Declares and Increases Quarterly Cash Dividend to $0.23, a 5.0% Increase

•	Record total commitments of approximately $630.0 million, up 20% from 2010

•	Total investment assets of $652.9 million, up 38.3% from 2010

•	2011 net investment income of $39.6 million, up 34.7% from 2010

•	Q4 2011 NII of approximately $10.8 million, or $0.25 per share, up 25.0% from Q3 2011

•	Distributable Net Operating Income or “DNOI” of $0.27 per share, up 22.7% from Q3 2011

•	Strong liquidity position with over $184.0 million available for new investments

•	Entered into an agreement to acquire Facebook, Inc. equity of approximately $9.6 million, subject to certain closing conditions

PALO ALTO, Calif., February 29, 2012 - Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), a leader in customized debt financing for entrepreneurial venture capital and private equity-backed companies in technology-related markets including cleantech and life science, announced today its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Highlights:

•	Originated approximately $165.3 million in commitments to new and existing portfolio companies, up 34.4% from the fourth quarter of 2010.

•

Funded approximately $97.2 million of debt and equity investments and received approximately $24.5 million in principal repayments, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.

•	Increased total investment income during the fourth quarter by 21.1% to approximately $21.2 million, compared to $17.5 million for the fourth quarter of 2010.

•

Increased net investment income, or “NII”, during the fourth quarter by 13.7% to approximately $10.8 million, compared to $9.5 million in the fourth quarter of 2010. Net investment income per share was $0.25 on 43.2 million outstanding shares for the fourth quarter of 2011, compared to $0.24 per share based on 38.9 million outstanding shares in the fourth quarter of 2010.

•

Increased distributable net operating income, or “DNOI”, by approximately 12.7% to $11.5 million, or $0.27 per share in the fourth quarter of 2011 compared to $10.2 million in the fourth quarter of 2010. DNOI per share was $0.27 for the fourth quarter, compared to $0.26 per share in the fourth quarter of 2010.

•	Total investment assets increased 38.3% year over year to approximately $652.9 million as of December 31, 2011, compared to $472.0 million as of December 31, 2010.

•

Declared a 5.0% increase in the quarterly dividend to $0.23 per share payable on March 15, 2012, to shareholders of record as of March 12, 2012; the twenty-sixth consecutive dividend bringing total dividends declared since inception to $6.92 per share.

2011 Highlights:

•	Originated approximately $630.0 million in total commitments to new and existing portfolio companies, up over 20.5% compared to $523.0 million in total commitments for 2010.

•

Funded approximately $433.6 million in 2011, up 8.1% from the prior year, and received approximately $247.7 million of principal repayments comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.

•	Generated net investment income, or NII, of approximately $39.6 million, or $0.91 per share on 43.0 million basic shares outstanding.

•	Recorded DNOI of approximately $42.8 million, or $1.00 per share on 43.0 million average outstanding shares for the full year 2011.

•	Finished 2011 in a strong liquidity position with approximately $184.3 million in available liquidity, including $64.5 million in cash, and $119.8 million in credit facilities.

“We converted significant liquidity into earning assets in 2011, delivering record gross commitments and fundings and growing our total investment assets by approximately 38% year over year to $653 million, our highest level since inception, said Manuel A. Henriquez, president and CEO of Hercules. “At the same time, Hercules maintained its disciplined investment approach resulting in one of the strongest credit quality quarters in Hercules’ history.”

Henriquez continued, “As we look forward to 2012, we expect to continue to benefit from the high demand for venture capital investment in the marketplace and expect continued monetization of our warrant portfolio which currently contains over 105 venture backed companies, seven of which have on file with the SEC Form S-1 registration statements to complete their initial public offerings, one of which is Facebook. We are in a strong liquidity position given our recent equity raise of approximately $48 million in January 2012 to grow our portfolio. As a result, we believe we are well positioned to deliver increased earnings and dividends to our shareholders in 2012.”

Facebook Equity Investment

In the fourth quarter, Hercules entered into an agreement to acquire approximately $9.6 million through a secondary marketplace in Facebook, Inc., the social networking company, on December 13, 2011 and December 20, 2011 for an aggregate of 307,500 shares at an average price of $31.08 per share. The investments were subject to certain closing conditions and a right of first refusal by Facebook, Inc. which expires thirty days after the date of investment. In February 2012, Hercules was notified that Facebook Inc. had not exercised its repurchase right with respect to any of the shares and had executed all documents necessary to fully transfer the ownership of the shares to Hercules.

Fourth Quarter Review and Operating Results

Investment Portfolio

As of December 31, 2011, over 99.2% of the Company’s debt investments were in a senior secured first lien position, and more than 90.7% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based interest rate floor. We believe we are well positioned to benefit should market rates increase.

Hercules entered into commitments to provide debt and equity financings of approximately $165.3 million and $61,000, respectively, to new and existing portfolio companies, including restructured loans, in the fourth quarter.

Debt and equity fundings were approximately $96.0 million and $1.2 million, respectively, to new and existing portfolio companies during the fourth quarter. Hercules received approximately $24.5 million of principal repayments, including $13.3 million of early principal repayments and $11.2 million in scheduled principal payments in the fourth quarter.

(at Fair Value, in $ Millions)
Period	Q4 2011	Q4 2010	Change ($)	Change %
Interest Earning Debt Investments
Loans	$585.8	$401.7	$184.1	45.8%

Non-Interest Earning Equity
Equity Investments	$37.1	$46.7	$(9.6)	(20.6)%
Warrant Portfolio	$30.0	$23.7	$6.3	26.6%

Total Investment Assets	$652.9	$472.1	$180.8	38.3%

Unfunded Commitments

As of December 31, 2011, Hercules had unfunded debt commitments of approximately $168.2 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $92.0 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment becomes available.

Signed Term Sheets

Hercules finished 2011 with approximately $82.5 million in signed non-binding term sheets with seven companies, which generally convert to contractual commitments within approximately 45 to 60 days of signing. Non-binding outstanding term sheets are subject to completion of Hercules' due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company's debt portfolio investments during the quarter was 15.6%, which is down from the fourth quarter of 2010 effective yield of 17.7%, impacted by one portfolio company early payoff. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the effective yield for the fourth quarter ended 2011 was 14.0%, compared to the adjusted effective yield in the third quarter of 2011 and fourth quarter of 2010 of approximately 14.2% and 15.8%, respectively. The effective yield is derived by dividing total investment income by the weighted average earning assets during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 109 portfolio companies, with a fair value of approximately $30.0 million at December 31, 2011, up 26.6% as compared to approximately $23.7 million at December 31, 2010. If exercised, these warrant holdings would require Hercules to invest an approximate additional $73.7 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. Of the warrants which have monetized since inception, Hercules has realized warrant gain multiples in the range of approximately 1.04x to 8.74x based on the historical rate of return on our investments. However, our current warrant positions may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

As of December 31, 2011, Hercules had warrants in nine companies which had filed Form S-1 registration statements to complete their initial public offerings, namely:

1.	BrightSource Energy, Inc.	6.	Reply!, Inc.
2.	Enphase Energy, Inc.	7.	WageWorks, Inc.
3.	Intelepeer, Inc.	8.	Cempra, Inc.
4.	Merrimack Pharmaceuticals, Inc.	9.	Annies, Inc.
5.	Nexx Systems, Inc.

As of February 29, 2012, Hercules held warrants or equity positions in seven companies which had filed Form S-1 registration statements, including Facebook, Inc.

Subsequent to December 31, 2011, Reply!, Inc. and Intelepeer, Inc. withdrew their initial public offerings while Cempra, Inc. completed its IPO. There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the fourth quarter of 2011 was approximately $21.2 million compared to approximately $ 17.5 million in the fourth quarter of 2010, due to higher average balance of interest earning investments. The loan portfolio increased by approximately $180.8 million year-over-year as the Company accelerated its investment pace in 2011.

Interest expense and loan fees were approximately $4.6 million during the fourth quarter of 2011 as compared to $2.7 million in the fourth quarter of 2010. The increase is primarily attributed to $1.3 million of interest and fee expense due to the $75.0 million of senior unsecured convertible notes issued on April 15, 2011. Additionally, the Company incurred approximately $271,000 of non cash interest expense attributed to the accretion of the fair value of the conversion feature on the senior notes. The overall cost of the senior unsecured convertible notes is approximately 8.2%, taking into account accretion of the convertible feature.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.23% at Dec 31, 2011, versus 6.27% during the fourth quarter of 2010. SBA debentures had a lower weighted average cost of debt on outstanding SBA debentures of approximately 5.0% in the fourth quarter of 2011 versus 6.2% in the fourth quarter of 2010.

Total operating expenses excluding interest expense and loan fees for the fourth quarter of 2011 was approximately $5.8 million, as compared to $5.4 million for the fourth quarter of 2010. This slight increase was primarily attributed higher compensation expenses based on employee related and other general and administrative expenses.

During the fourth quarter, net unrealized appreciation was approximately $7.4 million, primarily attributed to $6.9 million of appreciation on two life science debt investments and $1.5 million of net appreciation on public warrant and equity investments offset by $1.6 million of depreciation on one lower middle market technology debt investment.

Hercules recognized net realized losses of approximately $688,000 in the fourth quarter of 2011 primarily due to the realized loss of approximately $720,000 equity and warrant investment in two technology companies offset by the warrant gains in one technology and one life science company realized as a result of escrow payments relating to prior year M&A transactions.

Cumulative net realized losses on investments since October 2004 to date total approximately $50.1 million, on a GAAP basis. When compared to gross commitments of approximately $2.7 billion over the same period, the net realized loss represents 1.8% of gross commitments, or an annualized loss rate of 25 basis points.

NII – Net Investment Income

NII for the fourth quarter of 2011 was approximately $10.8 million, compared to $8.6 million in the third quarter of 2011 and $9.5 million in the fourth quarter of 2010. This increase was due to a higher average balance of interest-earning investments outstanding during the fourth quarter of 2011. NII per share for the fourth quarter of 2011 was $0.25 based on 43.2 million basic shares outstanding, compared to $0.20 per share based on 43.1 million basic shares outstanding in the third quarter 2011 and $0.24 per share based on 38.9 million basic shares outstanding in the fourth quarter of 2010.

DNOI - Distributable Net Operating Income

DNOI for the fourth quarter was approximately $11.5 million or $0.27 per share, as compared to $9.5 million, or $0.22 per share in the third quarter of 2011 and $10.2 million, or $0.26 per share in the fourth quarter of 2010. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors increased the quarterly cash dividend by 5.0% and declared a cash dividend of $0.23 per share that will be payable on March 15, 2012 to shareholders of record as of March 12, 2012. This dividend would represent the Company’s twenty-sixth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $6.92 per share.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of the Company’s distributions for the year ended December 31, 2011 were paid 100% from earnings and profits. There can be no certainty to shareholders that the 2011 determination is representative of what the tax attributes of the Company’s 2012 distributions to shareholders will actually be. The Company’s distributions are intended to be paid from taxable income.

Share Repurchases

In February 2012, the Board of Directors approved extending Hercules’ share repurchase program through August 2012. During the fourth quarter of 2011 the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the fourth quarter with approximately $184.3 million in liquidity including $64.5 million in cash, and $119.8 million in credit facilities.

As of December 31, 2011, Hercules had approximately $10.2 million in outstanding borrowings under the Wells Fargo credit facility. Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

As of December 31, 2011, Hercules did not have any outstanding borrowings under the Union Bank credit facility. Hercules has access to $55.0 million under the Union Bank facility. Union Bank and RBC Capital Markets have made commitments of $30.0 million and $25.0 million, respectively.

Pricing at December 31, 2011 under the Wells Fargo and Union Bank credit facilities are LIBOR+3.25% with a floor of 5.0%, and LIBOR+2.25% with a floor of 4.0%, respectively.

At December 31, 2011, Hercules had approximately $225.0 million in outstanding debentures under the SBIC program, as part of its total potential maximum debentures of $225.0 million allowed under the SBIC program.

As of December 31, 2011, the Company's asset coverage ratio, under our regulatory requirements as a BDC was 914.6%, excluding SBIC debentures as a result of exemptive relief from the SEC which allows us to exclude all SBA leverage from our asset coverage ratio, and 241.1% when including our SBIC debentures. Based on Hercules' existing stockholders' equity coupled with the Company's ability to exclude all if its SBA leverage from its 200% asset coverage ratio requirement, the Company has the potential capacity on its balance sheet to leverage up to in excess of $650.0 million. However, Hercules does not currently have access to credit facilities to leverage the portfolio to the fullest capacity. There are no assurances that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company's available borrowing capacity or expand its existing credit facilities.

At December 31, 2011, the Company's debt to equity leverage ratio, excluding all SBA leverage was 18.7%. The same ratio including our SBIC debentures is approximately 70.8% at the end of the fourth quarter of 2011.

Net Asset Value

At December 31, 2011, the Company’s net assets were approximately $431.0 million up 4.5% as compared to $412.5 million as of December 31, 2010.

As of December 31, 2011, net asset value per share was $9.83 on 43.9 million outstanding shares, compared to $9.50 on 43.4 million outstanding shares and $9.61 on 43.9 million shares as of December 31, 2010 and September 30, 2011, respectively. This increase in the fourth quarter of 2011 is primarily attributable to “Net increase in net assets resulting from operations” of $17.6 million in excess of dividends paid of $9.7 million.

Portfolio Asset Quality and Diversification

As of December 31, 2011, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1     $104.5 million or 17.8% of the total portfolio

Grade 2     $403.1 million or 68.8 % of the total portfolio

Grade 3     $70.4 million or 12.0% of the total portfolio

Grade 4     $6.7 million or 1.2 % of the total portfolio

Grade 5     $1.03 million or 0.2 % of the total portfolio

At December 31, 2011, the weighted average loan grade of the portfolio was 2.01 on a scale of 1 to 5, with 1 being the highest quality, compared to 1.96 as of September 30, 2011 and 2.22 as of December 31, 2010. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of December 31, 2011 was as follows:

•	20.1% in drug discovery and development companies

•	18.0% in internet consumer & business services companies

•	9.9% in clean technology companies

•	9.6% in drug delivery companies

•	7.0% in information services companies

•	6.0% in specialty pharmaceutical companies

•	5.9% in therapeutics companies

•	5.7% in media/content/info companies

•	4.4% in communications and networking companies

•	4.3% in software companies

•	2.8% in biotechnology tools companies

•	2.0% in diagnostic companies

•	2.0% in surgical devices companies

•	1.5% in semiconductor companies

•	0.6% in consumer and business products companies

•	0.2% in electronic & computer hardware companies

Subsequent Events

1.	As of February 29, 2011, Hercules has:

a.	Closed commitments of approximately $36.9 million to new and existing portfolio companies, and funded approximately $30.0 million since the close of the fourth quarter.

b.	Pending commitments (signed non-binding term sheets) of approximately $51.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-12 Closed Commitments(as of February 29, 2012) (a,b)	$36.9
Pending Commitments (as of February 29, 2012) (b)	$51.0
Year-to-date 2012 Closed and Pending Commitments	$87.9

Notes:

a.	Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	In January 2012, Hercules completed a follow-on public offering of 5.0 million shares of common stock for proceeds of approximately $48.0 million. Hercules expects to use the net proceeds to fund investments in debt and equity securities in accordance with its investment objective and for other general corporate purposes.

3.	In February 2012, Hercules repaid $24.3 million of SBA debentures under its first license, priced at 6.63%, including annual fees. Hercules plans to submit a request to the SBA to borrow the $24.3 million under a new capital commitment under its second SBIC license, subject to SBA approval. Based on the pricing from the last sale of SBA debentures in September 2011 of 2.877%, Hercules could potentially reduce its cost of debentures by approximately 2.5% to 3.0% on the new $24.3 million commitment upon draw down. There can be no assurances that the SBA will approve our new capital commitment request or the pricing to be consistent with the September 2011 pricing or that we will have drawn on any possible commitment.

4.

In January 2012, Hercules announced, that through a secondary market, it had entered into an agreement to acquire an aggregate of 307,000 shares of Class B Common Stock of Facebook, Inc. at an average price of $31.08 per share, for a total purchase price of approximately $9.6 million. The completion of the purchase was subject to, among other conditions, Facebook, Inc. not exercising its right to reacquire the shares within 30 days of the execution of the purchase agreement.

In February 2012, Hercules was notified that Facebook Inc. had not exercised its repurchase right with respect to any of the shares and had executed all documents necessary to fully transfer the ownership of the shares to Hercules. In February 2012, Hercules was notified that Facebook Inc. had not exercised its repurchase right with respect to any of the shares and had executed all documents necessary to fully transfer the ownership of the shares to Hercules.

5.	In January 2012, Hercules received full repayment of its $5.0 million term loan with Merrion Pharmaceuticals, Inc.

6.	In January 2012, Hercules’ portfolio company BARXX Medical, Inc., the leader in treatment of Barrett's esophagus syndrome using bipolar radiofrequency (RF) ablation devices, completed the sale of all of its outstanding shares to Covidien PLC (NYSE:COV) in a transaction for an aggregate consideration of approximately $325.0 million, net of cash and short-term investments. In connection with the sale, Hercules expects to realize a net gain of approximately $2.2-$2.3 million in the first quarter of 2012, representing an internal rate of return of approximately 33.0% on Hercules' investment in BARXX Medical.

7.	In February 2012, Cempra, Inc. completed its initial public offering of 8,400,000 shares of common stock at a price to the public of $6.00 per share.

Conference Call

Hercules has scheduled its fourth quarter and full year 2011 financial results conference call for February 29, 2012 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 43603600.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital (NASDAQ: HTGC), is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since inception, Hercules has committed more than $2.7 billion to over 190 companies and is the lender of choice for entrepreneurs, venture capital and private equity firms seeking ideal, customized growth capital financing at all stages of a company’s development to accelerate business growth and reach the next critical milestone.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

	December 31, 2011 (unaudited)	December 31, 2010
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $572,558 and $445,782, respectively)	$651,843	$428,782
Affiliate investments (cost of $3.236 and $2,880, respectively)	—	3,069
Control investments (cost of $11,611 and $31,743, respectively)	1,027	40,181

Total investments, at value (cost of $587,405 and $480,405, respectively)	652,870	472,032
Cash and cash equivalents	64,474	107,014
Interest receivable	5,820	4,520
Other assets	24,230	7,681

Total assets	$747,394	$591,247

Liabilities
Accounts payable and accrued liabilities	$10,813	$8,716
Wells Fargo Securitization Loan	10,187	—
Long-term Liabilities (Convertible Debt)	70,353	—
Long-term SBA Debentures	225,000	170,000

Total liabilities	$316,353	$178,716
Net assets consist of:
Common stock, par value	43	43
Capital in excess of par value	487,613	477,549
Unrealized appreciation on investments	(3,430)	(8,038)
Accumulated realized gains on investments	(48,293)	(51,033)
Distributions in excess of investment income	(4,892)	(5,990)

Total net assets	$431,041	$412,531

Total liabilities and net assets	$747,394	$591,247

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	43,853	43,444
Net asset value per share	$9.83	$9.50

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2011	2010	2011	2010
Investment income:
Interest	$19,413	$16,281	$70,346	$54,700
Fees	1,786	1,233	9,509	4,774

Total investment income	21,199	17,514	79,855	59,474

Operating expenses:
Interest	3,681	2,335	13,252	8,572
Loan fees	909	323	2,635	1,259
General and administrative	1,778	1,865	7,992	7,086
Employee Compensation:
Compensation and benefits	3,372	2,784	13,260	10,474
Stock-based compensation	628	750	3,128	2,709

Total employee compensation	4,000	3,534	16,388	13,183

Total operating expenses	10,368	8,057	40,267	30,100

Net investment income	10,831	9,458	39,588	29,374

Net realized gain (loss) on investments	(688)	(11,238)	2,741	(26,382)
Net increase in unrealized appreciation on investments	7,430	13,625	4,607	1,990

Net realized and unrealized gain	6,742	2,387	7,348	(24,392)

Net increase in net assets resulting from operations	$17,573	$11,844	$46,936	$4,982

Net investment income before provision for income taxes and investment gains and losses per common share:
Basic	$0.25	$0.24	$0.91	$0.80

Change in net assets per common share:
Basic	$0.41	$0.30	$1.08	$0.12

Diluted	$0.40	$0.30	$1.07	$0.12

Weighted average shares outstanding:
Basic	43,190	38,910	42,988	36,156

Diluted	43,442	39,313	43,299	36,870

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,
	2011	2010
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$10,831	$9,458
Dividends paid on unvested restricted shares (1)	(143)	(158)

Net investment income, net of dividends paid on unvested restricted shares	$10,688	$9,300
Net investment income before investment gains and losses per common share: (2)
Basic	$0.25	$0.24

Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.25	$0.24

Weighted average shares outstanding
Basic	43,190	38,910

(1)	Unvested restricted shares as of the dividend record date for in the third quarter of 2011 and 2010 was approximately 649,000 and 791,000 respectively
(2)	Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.
(3)	Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share, ”Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of DNOI to Net investment income	2011	2010	2011	2010
Net investment income	$10,831	$9,458	$39,588	$30,081
Stock-based compensation	628	750	3,195	2,709

DNOI	$11,459	$10,208	$42,783	$32,790
DNOI per share-weighted average common shares
Basic	$0.27	$0.26	$1.00	$0.91

Weighted average shares outstanding
Basic	43,190	38,910	42,988	36,156

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

Contact:

Hercules Technology Growth Capital, Inc.

Main, 650.289.3060 HT-HN

info@htgc.com

Sally Borg, 650.289.3066

sborg@htgc.com